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ADDENDUM
to Employment Agreement




The validity of the employment agreement between Marine Shuttle Operations Inc. (the "Corporation") and Mr. Franz Eder (the "Employee") signed on 1/6/98 will be extended up to 30/6/01 on the existing terms and conditions.







10/4/2000





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Marine Shuttle Operations Inc.               Franz Eder